Exhibit 2.2

Denison Mines Corp. Atrium on Bay, 595 Bay Street, Suite 402 Toronto, ON M5G 2C2 Canada Tel: 416 979-1991 Fax: 416 979-5893 www.denisonmines.com

November 28, 2012

JNR Resources Inc.

Suite 204, 315 22nd Street East

Saskatoon, SK

S7K 0G6

Attention:	Rick T. Kusmirski,
President and Chief Executive Officer

Dear Rick:

Acquisition Agreement

We refer to that certain Acquisition Agreement made as of November 13, 2012 (the “Acquisition Agreement”) between Denison Mines Corp. and JNR Resources Inc. All capitalized terms used in this letter agreement that are not otherwise defined herein bear the same meanings as in the Acquisition Agreement.

Section 7.9 of the Acquisition Agreement provides that, if the Offeror concludes that it is necessary or desirable to proceed with another form of transaction such as a plan of arrangement, the Company will support such Alternative Transaction. We have now reviewed the more detailed information that has been provided regarding the composition of the Company’s shareholder base and it appears that more than 10% of the Shareholders are located in Quebec. Therefore, the applicable securities laws would require the Offeror to translate the takeover bid materials and the Offeror’s current continuous disclosure record into French for filing with the Autorité des marches financiers in Quebec. Initial estimates are that the cost of translation would exceed $100,000. We consider this cost to be excessive in the circumstances.

The Offeror has therefore determined that it wishes to proceed with the acquisition of the Company by way of a plan of arrangement between the Company and the Shareholders. If a plan of arrangement is implemented, no translation into French will be required. This amending letter (the “Amending Agreement”) constitutes an amendment and supplement of, and not a replacement of, the Acquisition Agreement. All references to the Acquisition Agreement or to “this Agreement” shall be deemed to refer to the Acquisition Agreement, as amended and supplemented hereby.

For good and valuable consideration, the receipt and sufficiency of which the Company and the Offeror each hereby acknowledge, the Company and the Offeror agree that the Acquisition Agreement is amended and supplemented as follows:

ARTICLE 1

DEFINITIONS

1.1	Additional Definitions

The following words and terms shall have the meanings set out below:

(a)	“Arrangement” shall have the meaning ascribed to such term in the Plan of Arrangement;

(b)	“Arrangement Effective Date” shall have the meaning ascribed to such term in the Plan of Arrangement;

(c)	“Arrangement Effective Time” shall have the meaning ascribed to such term in the Plan of Arrangement;

(d)	“Change in Company Recommendation” shall have the meaning ascribed thereto in Section 3.1(a) of this Amending Agreement;

(e)	“Company Meeting” shall have the meaning ascribed to such term in the Plan of Arrangement;

(f)	“Company Resolution” shall have the meaning ascribed to such term in the Plan of Arrangement;

(g)	“Completion Deadline” means the date by which the Arrangement and the transactions contemplated by the Arrangement are to be completed, which date shall be no later than April 15, 2013;

(h)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

(i)	“Dissenting Holder” shall have the meaning ascribed thereto in the Plan of Arrangement;

(j)	“Final Order” shall have the meaning ascribed to such term in the Plan of Arrangement;

(k)	“Interim Order” shall have the meaning ascribed to such term in the Plan of Arrangement;

(l)	“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule A attached hereto and any amendment or variation thereto made in accordance with Section 5.1 of the Plan of Arrangement, this Agreement or made at the direction of the Court in the Final Order;

(m)	“Proxy Circular” shall have the meaning ascribed to such term in the Plan of Arrangement;

(n)	“Registrar” means the registrar appointed pursuant to section 400 of the BCBCA;

(o)	“Replacement Options” shall have the meaning ascribed to such term in the Plan of Arrangement;

(p)	“Replacement Warrants” shall have the meaning ascribed to such term in the Plan of Arrangement;

(q)	“Securityholder Approval” shall have the meaning ascribed to such term in Section 2.6(b) of this Amending Agreement; and

(r)	“Warrants” shall have the meaning ascribed to such term in the Plan of Arrangement and the definition of “Warrants” in the Acquisition Agreement shall no longer apply.

1.2	Amended Definitions

(a)	References in the Acquisition Agreement to the “Effective Time” shall be deemed to be references to the “Arrangement Effective Time”;

(b)	References in the Acquisition Agreement to the “Offer” shall be deemed to be references to the “Arrangement”.

ARTICLE 2

THE ARRANGEMENT

2.1	Amendment

The provisions of Section 2.1 of the Acquisition Agreement are hereby deleted and replaced with the provisions of this Article 2, and the balance of the Acquisition Agreement shall be read and interpreted so as to give full effect to the Arrangement herein contemplated.

2.2	Arrangement

At the Arrangement Effective Time the Company and the Offeror will effect a combination of their respective businesses by way of an Arrangement under the BCBCA pursuant to and in accordance with the Plan of Arrangement.

2.3	Approval of the Arrangement

The parties each represent and covenant to the other that its board of directors has, or prior to the application for the Interim Order being made will have, approved this Amending Agreement and the implementation of the transactions contemplated here.

2.4	Implementation Steps by the Company

Subject to the terms of this Agreement, the Company covenants in favour of the Offeror that the Company shall:

(a)	as soon as reasonably practicable, but no later than December 18, 2012, apply in a manner acceptable to the Offeror, acting reasonably, under Section 291 of the BCBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

(b)	provided this Agreement has not been terminated in accordance with the terms thereof, lawfully convene and hold the Company Meeting for the purpose of considering the Company Resolution (and for no other purpose unless agreed to by the Offeror) as soon as reasonably practicable, and in any event, no later than January 28, 2013, subject to adjournments or postponements which may be permitted pursuant to the terms of the Interim Order;

(c)	subject to obtaining the approvals as are required by the Interim Order, as soon as practicable after the Company Meeting, proceed with and diligently pursue the application to the Court for the Final Order approving the Arrangement but in any event, no later than January 30, 2013;

(d)	subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, as soon as reasonably practicable, take all steps and actions, including without limitation making all necessary filings with Regulatory Authorities to give effect to the Arrangement;

(e)	permit the Offeror and its counsel to review and comment upon drafts of all material to be filed by the Company with the Court in connection with the Arrangement, including without limitation the Proxy Circular and any supplement or amendment contemplated by this Agreement, permit the Offeror and their counsel to provide the disclosure with respect to the Offeror to be included in the Proxy Circular (including pro forma financial statements if applicable) and any supplement or amendment contemplated by this Agreement and provide counsel to the Offeror on a timely basis with copies of any notice of appearance and evidence served on the Company or its counsel in respect of the application for the Interim Order and the Final Order or any appeal therefrom and of any notice (written or oral) received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order;

(f)	not file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served except as contemplated hereby or with the Offeror’s prior written consent, such consent not be unreasonably withheld or delayed; and

(g)	following the issue of the Final Order and the satisfaction, fulfillment or waiver of the conditions in favour of the Company and the Offeror set forth in this Agreement, at a time and on a date to be agreed by the Offeror and the Company, file the Final Order and such other documents as required by the Registrar in order for the Arrangement to become effective.

2.5	Implementation Steps by the Offeror

The Offeror covenants in favour of the Company that the Offeror shall:

(a)	in a timely manner, review and comment on, or provide disclosure for, all materials delivered to it by the Company under Section 2.4 of this Amending Agreement for its review and comment or which requires the provision of disclosure;

(b)	cooperate with and consent to the Company seeking the Interim Order and the Final Order;

(c)	prior to the Arrangement Effective Time, use its commercially reasonable efforts to obtain all United States state securities or “blue sky” authorizations, if any, necessary to issue the Offeror securities issuable pursuant to the Arrangement; and

(d)	prior to the Arrangement Effective Time, use its commercially reasonable efforts to cause the Offeror securities issuable pursuant to the Arrangement to be conditionally approved for listing on the TSX and to cause the Denison Shares issuable pursuant to the Arrangement to be approved for listing on the NYSE MKT.

2.6	Interim Order

The Interim Order shall provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)

that the requisite approval for the Company Resolution shall be 66 2/3% of the votes cast on the Company Resolution by the Securityholders voting together as a single class present in person or by proxy at the Company Meeting (the “Securityholder Approval”);

(c)	that in all other respects, the terms, conditions and restrictions of the Company constating documents, including quorum requirements and other matters, shall apply in respect of the Company Meeting;

(d)	for the grant of the Dissent Rights;

(e)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by management of the Company without the need for additional approval of the Court;

(g)	that the record date for Securityholders entitled to notice of their right to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting; and

(h)	notice to the Offeror of the Company Meeting and the right of the representatives of the Offeror to attend the Company Meeting.

The notices of motion and related materials for the applications referred to in this Section 2.4 shall be in a form satisfactory to the Company and the Offeror, each acting reasonably.

2.7	Proxy Circular

The Company shall, on or before December 17, 2012, prepare the final Proxy Circular, which shall be in a form satisfactory to the Offeror, acting reasonably, together with any other documents required by applicable laws, and on or before January 7, 2012, mail and file the Proxy Circular and all other prescribed documents, as ordered by the

Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Proxy Circular is required to be mailed and filed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto, other than with respect to any information relating to or provided by the Offeror.

2.8	Closing

The closing of the Arrangement will take place at the offices of Cassels Brock & Blackwell LLP, Suite 2200, HSBC Building, 885 West Georgia Street, Vancouver, BC, V6C 3E8 at 5:00 a.m. (Vancouver Time) on the Arrangement Effective Date.

ARTICLE 3

COVENANTS

3.1	Covenants of the Company

Subject to Article 6 of the Acquisition Agreement, the Company hereby covenants and agrees with the Offeror as follows:

(a)	Proxy Solicitation. In a timely and expeditious manner, the Company shall: (i) take all commercially reasonable lawful action to solicit proxies in favour of the Company Resolution and Securityholder Approval; (ii) recommend to all Securityholders that they vote in favour of the Company Resolution; (iii) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to the Offeror such recommendation (a “Change in Company Recommendation”) except as expressly permitted by Article 6 of the Acquisition Agreement.

(b)	Adjournment. The Company shall not adjourn, postpone or cancel the Company Meeting (or propose to do so), except (i) if quorum is not present at the Company Meeting; (ii) if required by applicable laws; (iii) if required by the Securityholders; (iv) if the Lock-Up Agreements are terminated in accordance with the provisions thereof; or (v) if otherwise agreed with the Offeror.

(c)	Dissent Rights. The Company shall provide the Offeror with a copy of any purported exercise of the Dissent Rights and written communications with such Securityholder purportedly exercising such Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported Securityholder in connection with the consummation of the Arrangement, without the prior consent of the Offeror.

(d)	Amendments. In a timely and expeditious manner, the Company shall prepare and file any mutually agreed (or as otherwise required by applicable laws) amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to the Offeror, acting reasonably) with respect to the Company Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable laws on the date of the mailing thereof.

(e)	Closing Documents. The Company shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby, such agreements, certificates, resolutions, and other closing documents as may be required by the Offeror, all in form satisfactory to the Offeror, acting reasonably.

(f)	Completion Date. The Company shall use commercially reasonable efforts to complete the transactions contemplated herein on or prior to the Completion Deadline.

(g)	Special Approval. Prior to the making of the application for the Interim Order, (i) the President and Chief Executive Officer of the Company (the “CEO”) shall have disclosed to an independent committee of the Board the amount of consideration that the CEO expects he will be beneficially entitled to receive in the Arrangement in exchange for the Shares and Options beneficially owned by the CEO, and (ii) the independent committee, acting in good faith, shall have determined that the value of options to be issued to the CEO under the Denison Option Plan, net of any offsetting costs to the CEO, is less than five per cent of the value of the consideration to be received by the CEO, all in accordance with the requirements of the definition of “collateral benefit” in Multilateral Instrument 61-101 and Policy 5.9 of the TSXV.

3.2	Covenants of the Offeror

The Offeror hereby covenants and agrees with the Company as follows:

(a)	Proceedings. In a timely and expeditious manner, the Offeror shall take all such actions and do all such acts and things as are specified herein, in the Interim Order, the Plan of Arrangement (including issuing securities of the Offeror, including the Denison Shares, contemplated pursuant to the

Plan of Arrangement) and the Final Order to be taken or done by the Offeror.

(b)	Information for Proxy Circular. In a timely and expeditious manner, the Offeror shall provide to the Company all information as may be reasonably requested by the Company or as required by the Interim Order or applicable Laws with respect to the Offeror and its businesses and properties for inclusion in the Proxy Circular or in any amendment or supplement to the Proxy Circular that complies in all material respects with all applicable Laws on the date of the mailing thereof and containing all material facts relating to the Offeror required to be disclosed in the Proxy Circular and not containing any misrepresentation (as defined under applicable securities legislation) with respect thereto. The Offeror shall fully cooperate with the Company in the preparation of the Proxy Circular and shall provide such assistance as the Company may reasonably request in connection therewith.

(c)	Amendments. In a timely and expeditious manner, the Offeror shall provide the Company with information as requested by the Company in order to prepare any amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to the Offeror, acting reasonably) with respect to the Company Meeting in accordance with the Interim Order.

(d)	Final Order. Subject to the approval of the Arrangement at the Company Meeting in accordance with the provisions of the Interim Order, the Offeror shall jointly with the Company forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the parties, acting reasonably.

(e)	Copy of Documents. Except for proxies and other non-substantive communications, the Offeror shall furnish promptly to the Company a copy of each notice, report, schedule or other document or communication delivered, filed or received by the Offeror in connection with the Arrangement or the Interim Order, any filing under any applicable Law and any dealings or communications with any Regulatory Authority in connection with, or in any way affecting the Arrangement or the transactions contemplated by the Arrangement.

(f)	Closing Documents. The Offeror shall execute and deliver, or cause to be executed and delivered at the closing of the transactions contemplated herein such agreements, certificates, resolutions and other closing documents as may be required by the Company, all in form satisfactory to the Company, acting reasonably.

(g)	Replacement Securities. The Offeror will take all necessary actions to create the Replacement Options and Replacement Warrants for issuance as contemplated in the Plan of Arrangement.

(h)	Grant of Replacement Securities. At or immediately after the Arrangement Effective Time, the Offeror shall grant Replacement Options and issue Replacement Warrants to the persons entitled thereto, all as contemplated in the Plan of Arrangement.

(i)	Consideration Paid to Dissenters. If the Company has sufficient cash to pay any or all Dissenting Holders the value of their Company Shares, the Offeror will cause the Company to pay any such Dissenting Holders the value of their Company Shares out of its own funds.

If Dissenting Holders, if any, are paid by the Company and the Arrangement otherwise qualifies, the Offeror intends to treat the Arrangement as a tax-deferred reorganization within the meaning of section 368(a) of the United States Internal Revenue Code of 1986, as amended. Nothwithstanding the foregoing, it is understood and agreed that neither the Offeror nor any of its affiliates can or do provide any assurances to the Company or any Securityholders regarding the United States federal income tax consequences of the Arrangement to any Securityholder.

3.3	Mutual Covenants

Except for proxies and other non-substantive communications, the Offeror or the Company, as the case may be, shall furnish promptly to the other a copy of each notice, report, schedule or other document or communication delivered, filed or received by it in connection with this Agreement, the Arrangement, the Interim Order or the Company Meeting or any other meeting at which all Securityholders are entitled to attend relating to special business, any filings made under any applicable Law and any dealings or communications with any Regulatory Authority in connection with, or in any way affecting, the Arrangement or the transactions contemplated by the Arrangement.

ARTICLE 4

CONDITIONS

4.1	Mutual Conditions

The respective obligations of the Company and the Offeror to complete the Arrangement and the transactions contemplated by the Arrangement are subject to the fulfillment of the following conditions at or before the Arrangement Effective Time or such other time as is specified below:

(a)	the Interim Order shall have been granted in form and substance satisfactory to the parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably, on appeal or otherwise;

(b)	the Securityholder Approval shall have been obtained at the Company Meeting;

(c)	(A) the TSX shall have conditionally approved the listing thereon, and the NYSE MKT shall have approved for listing, the Denison Shares to be issued pursuant to the Arrangement as of the Arrangement Effective Date; and (B) the TSX shall have, if required, accepted notice for filing of all transactions of the Company contemplated herein or necessary to complete the Arrangement, subject only to compliance with the usual requirements of the TSX and the NYSE MKT, as applicable.

(d)	the Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(e)	the Effective Time shall be on or before the Completion Deadline;

(f)	there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Regulatory Authority that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement that has a Material Adverse Effect on the Company or the Offeror;

(g)	(A) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Regulatory Authority and the expiry, waiver or termination of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (B) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements shall have been obtained or received on terms that are reasonably satisfactory to each of the Company and the Offeror, except where the failure to obtain such consents, waivers, permits, exemptions, orders or approvals, agreements, amendments or modifications or the non-expiry of such waiting periods would not, either individually or in the aggregate, have a Material Adverse Effect on the Offeror or the Company or materially impede the completion of the Arrangement; and

(h)	this Agreement shall not have been terminated pursuant to Section 8.1 of the Acquisition Agreement.

The foregoing conditions are for the mutual benefit of the parties and may be waived in respect of a party, in whole or in part by such party in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the satisfaction thereof, then, subject to the right to cure set out in the last paragraph of Section 8.1(g) of the Acquisition Agreement, any party may terminate this Agreement by written notice to the other party in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such terminating party.

4.2	Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement and the transactions contemplated by the Arrangement is subject to the fulfillment of the following additional conditions at or before the Arrangement Effective Time or such other time as is specified below:

(a)	the representations and warranties made by the Offeror in this Agreement shall be true and correct as of the Arrangement Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except where any failures or breaches of representations and warranties would not either individually or in the aggregate, in the reasonable judgment of the Company, have a Material Adverse Effect on the Offeror, and the Offeror shall have provided to the Company a certificate of two officers of the Offeror certifying such accuracy or lack of Material Adverse Effect on the Arrangement Effective Date;

(b)	from the date of this Agreement to the Arrangement Effective Date, there shall not have occurred, and the Offeror and the subsidiaries of the Offeror shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, a Material Adverse Effect on the Offeror;

(c)	the Offeror shall have complied in all material respects with its covenants herein and shall have provided to the Company a certificate of two officers of the Offeror, certifying that, as of the Arrangement Effective Date, the Offeror has so complied with its covenants herein; and

(d)	the directors of the Offeror shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by the Offeror to permit the consummation of the Arrangement.

The foregoing conditions are for the benefit of the Company and may be waived, in whole or in part, by the Company in writing at any time. If any of such conditions shall not be complied with by the Offeror or waived by the Company on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to the right to cure set out in the last paragraph of Section 8.1(g) of the Acquisition Agreement, the Company may terminate this Agreement by written notice to the Offeror in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Company.

4.3	Conditions Precedent to the Obligations of the Offeror

The obligation of the Offeror to complete the Arrangement and the transactions contemplated by the Arrangement is subject to the fulfillment of the following additional conditions at or before the Arrangement Effective Time or such other time as is specified below:

(a)	the representations and warranties made by the Company in this Agreement shall be true and correct as of the Arrangement Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, in the reasonable judgment of the Offeror, have a Material Adverse Effect on the Company, and the Company shall have provided to the Offeror, a certificate of two officers of the Company certifying such accuracy or lack of Material Adverse Effect on the Arrangement Effective Date;

(b)	from the date of this Agreement to the Arrangement Effective Date, there shall not have occurred, and the Company and the subsidiaries of the Company shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, a Material Adverse Effect on the Company;

(c)	the Company shall have complied in all material respects with its covenants herein and the Company shall have provided to the Offeror, a certificate of two officers of the Company certifying that, as of the Effective Date, the Company has so complied with its covenants herein;

(d)	the Board shall not have withdrawn the Board Approval or changed, modified or qualified the Board Approval in a manner that has substantially the same effect or taken any other action or made any other public statement in connection with the Arrangement or the transactions contemplated by this Agreement that is inconsistent with the Board Approval;

(e)	each of the Locked-Up Shareholders shall have entered into a Lock-Up Agreement with the Offeror in a form that is satisfactory to the Offeror in its sole discretion pursuant to which each of the Locked-Up Shareholders shall have agreed to vote their Company Shares, Options and Warrants, if any, in favour of the Company Resolution;

(f)	the Lock-Up Agreements shall be in effect and unamended at the date of the Company Meeting;

(g)	the Company Shareholders holding no more than 10% of the outstanding Company Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) and the Offeror shall have received a certificate dated the day immediately preceding the Arrangement Effective Date of two officers of the Company to such effect;

(h)	the directors of the Company and each of the subsidiaries of the Company shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by the Company and the subsidiaries of the Company to permit the consummation of the Arrangement; and

(i)	the Denison Shares to be issued in connection with the Arrangement shall be registered under the MJDS on Form F-8 (or such other Form available under the MJDS as may be agreed to by the Offeror).

The foregoing conditions are for the benefit of the Offeror and may be waived, in whole or in part, by the Offeror in writing at any time. If any of such conditions shall not be complied with by the Company or waived by the Offeror on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to the right to cure set out in the last paragraph of Section 8.1(g) of the Acquisition Agreement, the Offeror may terminate this Agreement by written notice to the Company in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Offeror.

ARTICLE 5

TERMINATION

5.1	Termination

Paragraphs (b), (c), (d) and (e) of Section 8.1 of the Acquisition Agreement shall no longer apply and the following clauses shall be added to paragraph (g) of Section 8.1 of the Acquisition Agreement, immediately before the unnumbered paragraph at the end of the paragraph (g) as additional alternative clauses:

“(iii)	if any condition in Sections 4.1, 4.2 or 4.3 of the Amending Agreement for the benefit of the terminating party is not satisfied or waived in accordance with those Sections; or

(iv)	if the Company Meeting shall have been held and completed and the Securityholder Approval shall not have been obtained; or

(v)	if the Arrangement shall not have been completed by the Completion Deadline, provided however, if the Arrangement has not been completed by such date because the Company Meeting has not been held due to the fault of the Company (the parties acknowledging that the Company is not at fault in the event that the Company Meeting has not been held due to an order of a Regulatory Authority), then the Company shall not be entitled to terminate this Agreement; or

(vi)	if the Lock-Up Agreements are terminated in accordance with their terms by the Locked-Up Shareholders.”

5.2	Termination Payment

Notwithstanding Section 8.2(a)(iv) of the Acquisition Agreement, the Termination Payment shall not be payable if the Agreement is terminated by the Offeror pursuant to Section 8.1(g) of the Acquisition Agreement due to Securityholder Approval not being obtained, provided the Company is in compliance with its covenants and obligations under the Agreement with respect to holding the Company Meeting and its obligations under Section 3.1(a) of this Amending Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1	Affirmation of Terms and Entire Agreement

The Acquisition Agreement, as amended and supplemented hereby, remains in full force and effect and the Acquisition Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. All references to the Acquisition Agreement or to “this Agreement” shall be deemed to refer to the Acquisition Agreement, as amended and supplemented hereby.

6.2	Counterparts

This Amending Agreement may be executed and delivered in any number of original or facsimile counterparts, each of which when executed and delivered shall be considered an original and all of which taken together shall constitute one and the same instrument.

If the foregoing is acceptable to you, please sign and return a copy of this Amending Agreement to the address indicated above on or prior to 5:00 p.m. (Vancouver time) on November 29, 2012, after which this Amending Agreement shall cease to have effect.

Yours very truly,

DENISON MINES CORP.

By:	/s/ Ronald F. Hochstein
Ronald F. Hochstein President and Chief Executive Officer

Confirmed, agreed to and accepted November 28, 2012.

JNR RESOURCES INC.

By:	/s/ Rick T. Kusmirski
Rick T. Kusmirski President and Chief Executive Officer

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section	1.1 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)	“Affiliate” shall have the meaning ascribed to such term under the BCBCA;

(b)	“Arrangement” means the arrangement under the provisions of Section 288 of the BCBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Acquisition Agreement, the provisions hereof or at the direction of the Court in the Final Order;

(c)	“Acquisition Agreement” means the acquisition agreement made as of November 13, 2012 between the Offeror and the Company, as amended by letter dated November 28, 2012;

(d)	“Arrangement Effective Date” means the date designated by the Offeror by notice in writing as the effective date of the Arrangement, after all of the conditions of the Acquisition Agreement and the Final Order have been satisfied or waived;

(e)	“Arrangement Effective Time” means 12:01 a.m. (Vancouver time) on the Arrangement Effective Date;

(f)	“BCBCA” means the Business Corporations Act (British Columbia), as amended, and the regulations thereunder;

(g)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

(h)	“Company” means JNR Resources Inc. a corporation incorporated under the BCBCA;

(i)	“Company Meeting” means the special meeting, including any adjournments or postponements thereof, of the Securityholders held to consider and, if deemed advisable, approve, among other things, the Company Resolution;

(j)	“Company Option Plan” means the stock option plan of the Company as ratified, confirmed and approved by Shareholders October 7, 2011;

(k)	“Company Resolution” means the special resolution of holders of Company Shares, Options and Warrants voting together as a single class to approve the Arrangement;

(l)	“Company Shares” means the common shares in the capital of the Company;

(m)	“Court” means the Supreme Court of British Columbia;

(n)	“Denison Option Plan” means the share option plan of the Offeror as amended by the board of directors of the Offeror on February 4, 1998 and approved by the shareholders of the Offeror on March 23, 1998 and further amended by the board of directors of the Offeror on February 10, 2005 and approved by the shareholders of the Offeror on March 22, 2005 and further amended by the board of directors of the Offeror on October 19, 2006 and approved by the shareholders of the Offeror on November 20, 2006;

(o)	“Denison Shares” means common shares in the capital of the Offeror;

(p)	“Depositary” means Computershare Investor Services Ltd., at its principal offices in Toronto;

(q)	“Dissenting Holder” means a registered holder of Company Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures and who is ultimately entitled to be paid fair value for their Company Shares, as the case may be;

(r)	“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the BCBCA required to be taken by a registered holder of Company Shares to exercise the right of dissent in respect of such Company Shares in connection with the Arrangement, as modified by Article 3 hereof, the Interim Order and the Final Order;

(s)	“Final Order” means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Arrangement Effective Time, pursuant to section 291 of the BCBCA or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(t)	“Former Company Shareholders” means the holders of Company Shares immediately prior to the Arrangement Effective Time;

(u)	“Former Option Holders” means the holders of Options immediately prior to the Arrangement Effective Time;

(v)	“Former Warrant Holders” means the holders of Warrants immediately prior to the Arrangement Effective Time;

(w)	“Interim Order” means the interim order of the Court, as such order may be amended, made in connection with the Arrangement and providing for, among other things, the calling and holding of the Company Meeting;

(x)	“Meeting Date” means the date of the Company Meeting;

(y)	“Offeror” means Denison Mines Corp., a corporation existing under the laws of the Province of Ontario;

(z)	“Options” means options issued pursuant to the Company Option Plan which are outstanding immediately prior to the Arrangement Effective Date;

(aa)	“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith, the Acquisition Agreement and any order of the Court;

(bb)	“Proxy Circular” means the management information circular of the Company prepared for the Company Meeting;

(cc)	“Replacement Options” means the stock options to be issued to Former Option Holders under the Denison Option Plan in accordance with Section 2.1(c)(ii);

(dd)	“Replacement Warrants” means the warrants to be issued by the Offeror to Former Warrant Holders in accordance in Section 2.1(d);

(ee)	“Securityholders” means the holders of Company Shares, Options and Warrants;

(ff)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time; and

(gg)	“Warrants” mean the aggregate of 3,730,000 common share purchase warrants with an exercise price of $0.15 each expiring November 1, 2013 that were issued by the Company on May 1, 2012.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

Section 1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise stated, any reference herein to a numbered or lettered article, section, paragraph or subparagraph is a reference to the article, section, paragraph or subparagraph bearing that number or letter in this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.3 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word “person” and words importing “persons” shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

Section 1.4 Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5 Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.6 Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

ARTICLE 2

ARRANGEMENT

Section 2.1 Arrangement

At the Arrangement Effective Time, the following shall simultaneously occur and be deemed to simultaneously occur without any further act or formality:

(a)	each Company Share outstanding immediately prior to the Arrangement Effective Time, but excluding any Company Shares held by a Dissenting Holder or the Offeror or any subsidiary of the Offeror, shall be transferred to the Offeror (free and clear of any liens) and, in exchange therefor, each Former Company Shareholder shall be entitled to receive 0.073 of one Denison Share for each Company Share upon the presentation and surrender on behalf of the holder to the Depositary (acting on behalf of the Offeror) of a certificate or certificates representing the Company Shares, as more fully described in Section 2.2;

(b)	each Company Share held by a Dissenting Holder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to the Offeror and the Company shall thereupon be obligated to pay the amount thereof determined and payable in accordance with Article 3 hereof;

and in the case of both Section 2.1(a) and Section 2.1(b), the name of such holder shall be removed from the central securities register of the Company as a holder of Company Shares and the Offeror shall be recorded as the registered holder of the Company Shares so transferred and shall be the legal owner of such Company Shares; and

(c)	notwithstanding the terms of the Company Option Plan, or the terms of any agreement evidencing the grant of any Options, at the Arrangement Effective Time, each outstanding Option:

(i) shall vest, notwithstanding that any conditions to such vesting may not have been satisfied;

(ii) shall be exchanged for a Replacement Option immediately after the Arrangement Effective Time to acquire (on the same terms and conditions as were applicable to such Option immediately before the Arrangement Effective Time under the Company Option Plan and the agreement evidencing the grant, except to the extent that such Replacement Option will expire on the original expiry date for such option), the number (rounded down to the nearest whole number) of Denison Shares equal to the product of: (A) the number of Company Shares subject to such Options immediately prior to the Arrangement Effective Time and (B) 0.073, and the exercise price per Denison Share shall be the amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Company Share subject to such Option immediately before the Arrangement Effective Time divided by (B) 0.073; and

(d)	Each Warrant at the Arrangement Effective Time shall be exchanged for a Replacement Warrant and each such Replacement Warrant shall thereafter entitle the holder to acquire a number (rounded down to the nearest whole number) of Denison Shares equal to the product of (A) the number of Company Shares subject to the Warrant immediately before the Arrangement Effective Time and (B) 0.073, and the exercise price per Denison Share subject to each such Replacement Warrant shall be the amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Company Share subject to such Warrant immediately before the Arrangement Effective Time divided by (B) 0.073 and shall otherwise be on terms and conditions that are similar to the terms and conditions governing the Warrants, but also incorporating additional customary terms and conditions regarding such matters as exercise mechanism, partial exercise and adjustment provisions as set out in the form of warrant certificate attached hereto as Schedule A;

Section 2.2 Delivery of Consideration

(a)	At or promptly after the Arrangement Effective Date, the Offeror will deposit with the Depositary certificates representing the Denison Shares payable and issuable in accordance with the provisions of Section 2.1 hereof. Subject to Section 2.1(a) and Section 2.1(b), on and after the Arrangement Effective Time, certificates formerly representing Company Shares (other than Company Shares beneficially owned, directly or indirectly, by the Offeror) shall cease to represent such shares and shall represent only the right to receive the consideration therefor specified in Section 2.1(a) and Section 2.1(b) in accordance with the terms of the Arrangement.

(b)	As soon as practicable after the Arrangement Effective Date, upon a Former Company Shareholder depositing with the Depositary certificates representing Company Shares accompanied by a duly completed Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require, the Offeror shall cause the Depositary to deliver, to the Holder or otherwise in accordance with the Letter of Transmittal, the share certificates evidencing the Denison Shares to which such Holder is entitled in accordance with the terms of the Arrangement.

(c)	At or promptly after the Arrangement Effective Date, the Offeror will deliver to the Former Warrant Holders certificates representing the Replacement Warrants.

(d)	At or promptly after the Arrangement Effective Date, the Offeror will deliver to the Former Option Holders certificates or other evidence representing the Replacement Options.

Section 2.3 Fractional Shares

No fractional Denison Shares will be issued to Former Company Shareholders or to Former Warrant Holders on the exercise of Replacement Warrants or to Former Option Holders on the exercise of replacement Options. If a Former Company Shareholder is, or a Former Warrant Holder or a Former Option Holder becomes, entitled to receive a fractional Denison Share, the number of Denison Shares issuable to such Former Company Shareholder under the Arrangement, or to such Former Warrant Holder on exercise of Replacement Warrants or to such Former Option Holder on exercise of Replacement Options, will be rounded down to the nearest whole number of Denison Shares such Former Company Shareholder is entitled to receive under the Arrangement or such Former Warrant Holder is entitled to receive on exercise of Replacement Warrants or such Former Option Holder is entitled to receive on exercise of Replacement Options.

Section 2.4 Binding Effect

This Plan of Arrangement will become effective on, and be binding on and after, the Arrangement Effective Time on the Offeror, the Company and the Securityholders, and their respective legal personal representatives, successors and assigns.

ARTICLE 3

DISSENT PROCEDURES

Section 3.1 Dissent Procedures

Holders of Company Shares may exercise Dissent Procedures with respect to Company Shares in connection with the Arrangement, provided that, notwithstanding the Dissent Procedures, the written objection to the Company Resolution must be sent to the Company by registered holders of Company Shares who wish to dissent at least two days before the Company Meeting or any date to which the Company Meeting may be postponed or adjourned, and provided further that holders of Company Shares who exercise such rights of dissent and who:

(a)	are ultimately entitled to be paid fair value for their Company Shares, which fair value shall be the fair value of such shares immediately before the passing by the holders of the Company Shares of the Company Resolution, and shall be paid an amount equal to such fair value by the Company; and

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Company Shares shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time, on the same basis as a non-dissenting holder of Company Shares and shall be entitled to receive only the consideration contemplated in Section 2.1(a) hereof, as the case may be, that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Procedures, but further provided that in no case shall the Offeror, the Company or any other person be required to recognize holders of the Company Shares who exercise Dissent Procedures as holders of Company Shares after the time that is immediately prior to the Arrangement Effective Time, and the names of such holders of Company Shares who exercise Dissent Procedures shall be deleted from the central securities register as holders of Company Shares, as the case may be, at the Arrangement Effective Time.

ARTICLE 4

DELIVERY OF DENISON SHARES

Section 4.1 Lost Certificates

If any certificate that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares or Warrants that were exchanged in accordance with Section 2.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Company Shares or Warrants claiming such certificate to be lost, stolen or destroyed, the Depositary shall, subject to the terms hereof, issue in exchange for such lost, stolen or destroyed certificate, a certificate representing the Denison Shares or Replacement Warrants, as the case may be, to which such holder is entitled under the Plan of Arrangement. When authorizing such issuance, as a condition precedent to the delivery of such Denison Shares or Replacement Warrants the holder of Company Shares or Warrants shall give a bond satisfactory to the Offeror and the Depositary in such amount as the Offeror and the Depositary may direct, or otherwise indemnify the Offeror and the Depositary in a manner satisfactory to the Offeror and the Depositary, against any claim that may be made against the Offeror or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of the Company.

Section 4.2 Withholding Rights

The Offeror and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Company Shareholder such amounts as the Offeror or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Company Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section 4.3 Limitation and Proscription

To the extent that a Former Company Shareholder or Former Warrant Holder shall not have complied with the provisions of Section 2.2 hereof on or before the date that is six years after the Arrangement Effective Date and shall have not delivered to the Depositary any certificate that prior to the Arrangement Effective Time represented Company Shares or Warrants (the “final proscription date”), then the entitlement of such Former Company Shareholder or Former Warrant Holder, as the case may be, to receive Denison Shares or Replacement Warrants under this Plan of Arrangement shall cease as of such final proscription date and such Former Company Shareholder or Former Warrant Holder shall thereafter have no claim or interest of any kind or nature against the Offeror or the Company and shall be deemed to have surrendered to the Offeror all rights and interest in such shares together with all entitlements to dividend distributions and interest thereon.

ARTICLE 5

AMENDMENTS AND TERMINATION

Section 5.1 Amendments to Plan of Arrangement

(a)	The Offeror and the Company reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing; (ii) agreed to in writing by the Offeror and the Company; (iii) filed with the Court and, if made following the Company Meeting, approved by the Court; and (iv) communicated to holders or former holders of Company Shares, Options and Warrants if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting provided that the Offeror shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if: (i) it is consented to in writing by each of the Offeror and the Company; and (ii) if required by the Court, it is consented to by holders of the Company Shares, Options and Warrants voting together as a single class.

Section 5.2 Termination of Plan of Arrangement

At any time up until the time the Final Order is made, the Offeror and the Company may mutually determine not to proceed with this Plan of Arrangement, or to terminate this Plan of Arrangement, notwithstanding any prior approvals given at the Company Meeting. In addition to the foregoing, this Plan of Arrangement shall automatically and without notice terminate immediately and be of no further force or effect upon the termination of the Acquisition Agreement in accordance with its terms.

PLAN OF ARRANGEMENT

SCHEDULE A

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE COMMON SHARES ISSUABLE UPON THEIR EXERCISE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. ACT”) OR ANY STATE SECURITIES LAWS AND MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH AVAILABLE EXEMPTIONS FROM REGISTRATION UNDER THE U.S. ACT; AND SECURITIES ISSUED TO U.S. PERSONS UPON EXERCISE OF THE WARRANTS WILL BE LEGENDED ACCORDINGLY.

This Warrant will be void unless exercised on or before 5:00 p.m. (Vancouver time) on November 1, 2013.

WARRANT CERTIFICATE

2012/05 WARRANTS TO PURCHASE COMMON SHARES OF

DENISON MINES CORP.

(a company subsisting under the laws of the Province of Ontario)

Certificate Number: 2012/05-00 • 1R	REPRESENTING [Insert #] WARRANTS

THIS CERTIFIES THAT, for value received, [INSERT REGISTERED NAME], of [insert address] (the “Holder”) is entitled to subscribe for and purchase one fully paid and non-assessable common share (a “Common Share”) without par value in the capital stock of DENISON MINES CORP. (the “Company”) for each Warrant stated above, at the price of $2.05 per share (the “Exercise Price”) at any time prior to 5:00 p.m. (Vancouver time) on November 1, 2013 (the “Expiry Time”)

The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fractional share), by surrendering to the Company at its office at 885 West Georgia Street, Suite 2000, Vancouver, British Columbia, V6C 3E8, this Warrant, together with a Subscription Form (defined below), duly completed and executed, and cash or a certified cheque, money order or bank draft in lawful money of Canada payable to or to the order of the Company for the amount equal to the Exercise Price multiplied by the number of Common Shares subscribed for, on and subject to the terms and conditions set forth below.

Nothing contained herein shall confer any right upon the Holder to subscribe for or purchase any Common Shares at any time after the Expiry Time, and from and after the Expiry Time these Warrants and all rights hereunder shall be void and of no value.

1.	Definitions

In this Warrant, including the preamble, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings, namely:

(a)	“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Vancouver, British Columbia are not open for business;

(b)	“Common Shares” means the common shares of the Company as such shares were constituted on the date hereof, as the same may be reorganized, reclassified or redesignated pursuant to any of the events set out in Section 12 hereof;

(c)	“Company” means Denison Mines Corp., a corporation existing under the laws of the Province of Ontario and its successors and assigns;

(d)	“Current Market Price” at any date, means the weighted average of the sale prices per Common Share at which the Common Shares have traded on the Toronto Stock Exchange, or, if the Common Shares in respect of which a determination of current market price is being made are not listed thereon, on such stock exchange on which such shares are listed as may be selected for such purpose by the directors, or, if the Common Shares are not listed on any stock exchange, then on the over-the-counter market, for any 20 consecutive trading days selected by the Company commencing not later than 30 trading days and ending no later than 5 trading days before such date; provided, however, if such Common Shares are not traded during such 30 day period for at least 20 consecutive trading days, the simple average of the following prices established for each of 20 consecutive trading days selected by the Company commencing not later than 30 trading days and ending no later than 5 trading days before such date:

(i)	the average of the bid and ask prices for each day on which there was no trading, and

(ii)	the closing price of the Common Shares for each day that there was trading,

or in the event that at any date the Common Shares are not listed on any exchange or on the over-the-counter market, the current market price shall be as determined by the directors or such firm of independent chartered accountants as may be selected by the directors acting reasonably and in good faith in their sole discretion; for these purposes, the weighted average price for any period shall be determined by dividing the aggregate sale prices during such period by the total number of Common Shares sold during such period;

(e)	“Equity Shares” means the Common Shares and any shares of any other class or series of the Company which may from time to time be authorized for issue if by their terms such shares confer on the holders hereof the right to participate in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company beyond a fixed sum or a fixed sum plus accrued dividends;

(f)	“Exercise Price” means $2.05 in Canadian funds per Common Share, unless such price shall have been adjusted in accordance with the provisions of Section 12, in which case it shall mean the adjusted price in effect at such time;

(g)	“Expiry Date” means November 1, 2013;

(h)	“Expiry Time” means 5:00 p.m. (Vancouver time) on the Expiry Date;

(i)	“Form of Transfer” means the form of transfer annexed hereto as Schedule “B”;

(j)	“Holder” means the registered holder of this Warrant;

(k)	“person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof;

(l)	“Subscription Form” means the form of subscription annexed hereto as Schedule “A”; and

(m)	“this Warrant”, “Warrant”, “herein”, “hereby”, “hereof”, “hereto”, “hereunder” and similar expressions mean or refer to the warrants represented by this warrant certificate and any deed or instrument supplemental or ancillary thereto and any schedules hereto or thereto and not to any particular article, section, subsection, clause, subclause or other portion hereof.

2.	Expiry Time

After the Expiry Time, all rights under any Warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall wholly cease and terminate and such Warrants shall be void and of no value or effect.

3.	Exercise Procedure

The Holder may exercise the right of purchase herein provided for by surrendering or delivering to the Company prior to the Expiry Time at its office specified on the face page hereof:

(a)	this Warrant, with the Subscription Form duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, and

(b)	cash or a certified cheque, money order or bank draft payable to or to the order of the Company in lawful money of Canada at par in the City of Vancouver in an amount equal to the Exercise Price multiplied by the number of Common Shares for which subscription is being made.

Any Warrant and cash, certified cheque, money order or bank draft referred to in the foregoing clauses (a) and (b) shall be deemed to be surrendered only upon delivery thereof to the Company at its office in the manner provided in Section 26 hereof.

This Warrant is exchangeable, upon the surrender hereof by the Holder, for new certificates of like tenor representing, in the aggregate, warrants entailing the right to subscribe for the same number of Common Shares which may be subscribed for hereunder.

4.	Entitlement to Certificate

Upon such delivery and payment as aforesaid, the Company shall cause to be issued to the Holder hereof the Common Shares subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this Warrant and the Holder hereof shall become a shareholder of the Company in respect of such Common Shares with effect from the date of such delivery and payment and shall be entitled to delivery of a certificate or certificates evidencing such Common Shares and the Company shall cause such certificate or certificates to be delivered to the Holder hereof at the address or addresses specified in such subscription within three (3) Business Days of such delivery and payment.

5.	Register of Warrantholders and Transfer of Warrants

The Company shall cause a register to be kept in which shall be entered the names and addresses of all holders of 2012/05 warrants of the Company and the number of 2012/05 warrants so held by them. No transfer of Warrants shall be valid unless made by the Holder or its executors, administrators or other legal representatives or its attorney duly appointed by an instrument in writing in form and execution satisfactory to the Company upon compliance with such reasonable requirements as the Company may prescribe, including compliance with all applicable securities legislation, and recorded on the register of holders of 2012/05 warrants maintained by the Company, nor until stamp or governmental or other charges arising by reason of such transfer have been paid. The transferee of a Warrant shall, after a Form of Transfer is duly completed and the Warrant is lodged with the Company and upon compliance with all other reasonable requirements of the Company or law, be entitled to have its name entered on the register as the owner of such Warrant, free from all equities or rights of set-off or counterclaim between the Company and the transferor or any previous holder of such Warrant, save in respect of equities of which the Company is required to take notice by statute or by order of a court of competent jurisdiction. The Company may treat the registered holder of any Warrant certificate as the absolute owner of the Warrants represented thereby for all purposes, and the Company shall not be affected by any notice or knowledge to the contrary except where the Company is required to take notice by statute or by order of a court of competent jurisdiction.

6.	Partial Exercise

The Holder may subscribe for and purchase a number of Common Shares less than the number the Holder is entitled to purchase pursuant to this Warrant. In the event of any such subscription and purchase prior to the Expiry Time, the Holder shall in addition be entitled to receive, without charge, a new certificate in respect of the balance of the Warrants represented by this certificate and which were then not exercised.

7.	No Fractional Shares

Notwithstanding any adjustments provided for in Section 12 hereof or otherwise, the Company shall not be required upon the exercise of any Warrants to issue fractional Common Shares in satisfaction of its obligations hereunder. Where a fractional Common Share would, but for this Section 7, have been issued upon exercise of a Warrant, no cash or other consideration shall be issued to the Holder in respect thereof.

8.	Not a Shareholder

Nothing in this certificate or in the holding of the Warrants evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company.

9.	No Obligation to Purchase

Nothing herein contained or done pursuant hereto shall obligate the Holder to purchase or pay for or the Company to issue any securities except those Common Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein.

10.	Ranking of Warrants

All 2012/05 warrants of the Company shall rank pari passu, notwithstanding the actual date of the issue thereof.

11.	Covenants

(a)	The Company covenants and agrees that:

(i)	so long as any Warrants evidenced hereby remain outstanding, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Common Shares to satisfy the right of purchase herein provided for should the Holder determine to exercise its rights in respect of all the Common Shares for the time being called for by such outstanding Warrants; and

(ii)	all Common Shares which shall be issued upon the exercise of the right to purchase herein provided for, upon payment therefor of the amount at which such Common Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully paid and non-assessable Common Shares and the holders thereof shall not be liable to the Company or to its creditors in respect thereof.

(b)	The Company shall make all requisite filings under applicable securities laws, including the Securities Act (Ontario) and the regulations made thereunder and including those necessary to remain a reporting issuer not in default of any requirement of such act and regulations.

(c)	The Company shall use its best efforts to preserve and maintain its corporate existence.

12.	Adjustment to Exercise Price

The Exercise Price in effect at any time is subject to adjustment from time to time in the events and in the manner provided as follows:

(a)	If and whenever at any time after the date hereof the Company:

(i)	issues Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all the holders of the Common Shares as a stock dividend; or

(ii)	makes a distribution on its outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares; or

(iii)	subdivides its outstanding Common Shares into a greater number of shares; or

(iv)	consolidates its outstanding Common Shares into a smaller number of shares;

(any of such events being called a “Common Share Reorganization”), then the Exercise Price will be adjusted effective immediately after the effective date or record date for the happening of a Common Share Reorganization, as the case may be, at which the holders of Common Shares are determined for the purpose of the Common Share Reorganization by multiplying the Exercise Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which is the number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization and the denominator of which is the number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date).

(b)	If and whenever at any time after the date hereof the Company fixes a record date for the issue of rights, options or warrants to the holders of all or substantially all of its outstanding Common Shares under which such holders are entitled to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares, where:

(i)	the right to subscribe for or purchase Common Shares, or the right to exchange securities for or convert securities into Common Shares, expires not more than 45 days after the date of such issue (the period from the record date to the date of expiry being herein in this Section 12 called the “Rights Period”), and

(ii)	the cost per Common Share during the Rights Period (inclusive of any cost of acquisition of securities exchangeable for or convertible into Common Shares in addition to any direct cost of Common Shares) (herein in this Section 12 called the “Per Share Cost”) is less than 95% of the Current Market Price of the Common Shares on the record date,

(any of such events being called a “Rights Offering”), then the Exercise Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Exercise Price in effect immediately prior to the end of the Rights Period by a fraction:

(A)	the numerator of which is the aggregate of:

(1)	the number of Common Shares outstanding as of the record date for the Rights Offering; and

(2)	a number determined by dividing the product of the Per Share Cost and:

(I)	where the event giving rise to the application of this subsection 12(b) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase additional Common Shares, the number of Common Shares so subscribed for or purchased during the Rights Period, or

(II)	where the event giving rise to the application of this subsection 12(b) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Common Shares, the number of Common Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Current Market Price of the Common Shares as of the record date for the Rights Offering; and

(B)	the denominator of which is:

(1)	in the case described in subparagraph 12(b)(A)(2)(I), the number of Common Shares outstanding, or

(2)	in the case described in subparagraph 12(b)(A)(2)(II), the number of Common Shares that would be outstanding if all the Common Shares described in subparagraph 12(b)(A)(2)(II) had been issued,

as at the end of the Rights Period.

Any Common Shares owned by or held for the account of the Company or any subsidiary or affiliate (as defined in the Securities Act (Ontario)) of the Company will be deemed not to be outstanding for the purpose of any such computation.

If by the terms of the rights, options or warrants referred to in this Section 12, there is more than one purchase, conversion or exchange price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, will be calculated for purposes of the adjustment on the basis of:

(I)	the lowest purchase, conversion or exchange price per Common Share, as the case may be, if such price is applicable to all Common Shares which are subject to the rights, options or warrants, and

(II)	the average purchase, conversion or exchange price per Common Share, as the case may be, if the applicable price is determined by reference to the number of Common Shares acquired.

To the extent that any adjustment in the Exercise Price occurs pursuant to this Section 12 as a result of the fixing by the Company of a record date for the distribution of rights, options or warrants referred to in this Section 12, the Exercise Price will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Exercise Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

If the Holder has exercised this Warrant in accordance herewith during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period therefor (the “Entitlement Period”), the Holder will, in addition to the Common Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Common Shares equal to the result obtained when (A) the Exercise Price in effect immediately prior to the end of such Rights Offering pursuant to this subsection is multiplied by the number of Common Shares received upon the exercise of this Warrant during such period, (B) the resulting product is divided by the Exercise Price as adjusted for such Rights Offering pursuant to this subsection, and (C) the number of Common Shares acquired by the Holder during the Entitlement Period in accordance with the terms hereof is subtracted from the resulting divided product; provided that the provisions of Section 7 will be applicable to any fractional interest in a Common Share to which such Holder might otherwise be entitled. Such additional Common Shares will be deemed to have been issued to the Holder immediately following the end of the Rights Period and a certificate for such additional Common Shares will be delivered to such Holder within ten (10) Business Days following the end of the Rights Period.

(c)	If and whenever at any time after the date hereof the Company fixes a record date for the issue or the distribution to the holders of all or substantially all its Common Shares of:

(i)	shares of the Company of any class other than Common Shares;

(ii)	rights, options or warrants to acquire shares or securities exchangeable for or convertible into shares or property or other assets of the Company;

(iii)	evidence of indebtedness; or

(iv)	any property or other assets,

and if such issuance or distribution does not constitute (A) a Common Share Reorganization, (B) a Rights Offering or (C) the issue of rights, options or warrants to the holders of all or substantially all of its outstanding Common Shares under which such holders are entitled to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares, where:

(a)	the right to subscribe for or purchase Common Shares, or the right to exchange securities for or convert securities into Common Shares, expires not more than 45 days after the date of such issue, and

(b)	the cost per Common Share during the Rights Period, inclusive of the Per Share Cost, is 95% or more than the Current Market Price of the Common Shares on the record date

(any of such non-excluded events being called a “Special Distribution”), the Exercise Price will be adjusted effective immediately after such record date to a price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(C)	the numerator of which is:

(1)	the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date; less

(2)	the aggregate fair market value (as determined by action by the directors of the Company, subject, however, to the prior written consent of the Toronto Stock Exchange, where required) to the holders of the Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(D)	the denominator of which is the number of Common Shares outstanding on such record date multiplied by the Current Market Price of the Common Shares on such record date.

Any Common Shares owned by or held for the account of the Company or any subsidiary or affiliate (as defined in the Securities Act (Ontario)) of the Company will be deemed not to be outstanding for the purpose of any such computation.

(d)

If and whenever at any time after the date hereof there is a Common Share Reorganization, a Rights Offering, a Special Distribution, a reclassification or redesignation of the Common Shares outstanding at any time or change of the Common Shares into other shares or into other securities (other than a Common Share Reorganization), or a consolidation, amalgamation or merger of the Company with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Common Shares or a change of the Common Shares into other shares), or a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”), the Holder, upon exercising this Warrant after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Common Shares to which such Holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property which such Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares to which such Holder was theretofore entitled upon exercise of this Warrant. If determined appropriate by action of the directors of the Company, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 12 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Section 12 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise hereof. Any such adjustment must be made by and set forth in an amendment to this Warrant approved by action by the directors of the Company and will for all purposes be conclusively deemed to be an appropriate adjustment.

(e)	If at any time after the date hereof and prior to the Expiry Time any adjustment in the Exercise Price shall occur as a result of:

(i)	an event referred to in subsection 12(a);

(ii)	the fixing by the Company of a record date for an event referred to in subsection 12(b); or

(iii)	the fixing by the Company of a record date for an event referred to in subsection 12(c) if such event constitutes the issue or distribution to the holders of all or substantially all of its outstanding Common Shares of (A) Equity Shares, or (B) securities exchangeable for or convertible into Equity Shares at an exchange or conversion price per Equity Shares less than the Current Market Price on such record date or (C) rights, options or warrants to acquire Equity Shares at an exercise, exchange or conversion price per Equity Share less than the Current Market Price on such record date, then the number of Common Shares purchasable upon the subsequent exercise of this Warrant shall be simultaneously adjusted by multiplying the number of Common Shares purchasable upon the exercise of this Warrant immediately prior to such adjustment by a fraction which shall be the reciprocal of the fraction employed in the adjustment of the Exercise Price. To the extent any adjustment in subscription rights occurs pursuant to (i) this subsection 12(e) as a result of a distribution of exchangeable or convertible securities other than Equity Shares referred to in subsection 12(a), or (ii) as a result of the fixing by the Company of a record date for the distribution of rights, options or warrants referred to in subsection 12(b), the number of Common Shares purchasable upon exercise of this Warrant shall be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the number of Common Shares which would be purchasable based upon the number of Common Shares actually issued and remaining issuable immediately after such expiration, and shall be further readjusted in such manner upon expiration of any further such right. To the extent that any adjustment in subscription rights occurs pursuant to this subsection 12(e) as a result of the fixing by the Company of a record date for the distribution of exchangeable or convertible securities other than Equity Shares or rights, options or warrants referred to in subsection 12(c), the number of Common Shares purchasable upon exercise of this Warrant shall be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the number which would be purchasable pursuant to this subsection 12(e) if the fair market value of such securities or such rights, options or warrants had been determined for purposes of the adjustment pursuant to this subsection 12(e) on the basis of the number of Equity Shares issued and remaining issuable immediately after such expiration, and shall be further readjusted in such manner upon expiration of any further such right.

13.	Rules Regarding Calculation of Adjustment of Exercise Price

(a)	The adjustments provided for in Section 12 are cumulative and will, in the case of adjustments to the Exercise Price, be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section 13.

(b)	No adjustment in the Exercise Price is required to be made unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price; provided, however, that any adjustments which, except for the provisions of this subsection, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments.

(c)	No adjustment in the Exercise Price will be made in respect of any event described in Section 12, other than the events referred to in clauses 12(a)(iii) and (iv), if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if the Holder had exercised this Warrant prior to or on the effective date or record date of such event.

(d)	No adjustment in the Exercise Price will be made under Section 12 in respect of the issue from time to time of Common Shares issuable from time to time as dividends paid in the ordinary course to holders of Common Shares who exercise an option or election to receive substantially equivalent dividends in Common Shares in lieu of receiving a cash dividend, and any such issue will be deemed not to be a Common Share Reorganization.

(e)	If at any time a dispute arises with respect to adjustments provided for in Section 12, such dispute will be conclusively determined by the auditors of the Company or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the directors of the Company and any such determination, where required, will be binding upon the Company, the Holder and shareholders of the Company. The Company will provide such auditors or accountants with access to all necessary records of the Company.

(f)	In case the Company after the date of issuance of this Warrant takes any action affecting the Common Shares, other than action described in Section 12, which in the opinion of the board of directors of the Company would materially affect the rights of the Holder, the Exercise Price will be adjusted in such manner, if any, and at such time, by action by the directors of the Company but subject in all cases to the prior written consent of the Toronto Stock Exchange, where required, and any necessary regulatory approval. Failure of the taking of action by the directors of the Company so as to provide for an adjustment on or prior to the effective date of any action by the Company affecting the Common Shares will be conclusive evidence that the board of directors of the Company has determined that it is equitable to make no adjustment in the circumstances.

(g)	If the Company sets a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and, thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, decides not to implement its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Exercise Price will be required by reason of the setting of such record date.

(h)	In the absence of a resolution of the directors of the Company fixing a record date for a Special Distribution or Rights Offering, the Company will be deemed to have fixed as the record date therefor the date on which the Special Distribution or Rights Offering is effected.

(i)	As a condition precedent to the taking of any action which would require any adjustment to this Warrant, including the Exercise Price, the Company must take any corporate action which may be necessary in order that the Company have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(j)	The Company will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 12, forthwith give notice to the Holder specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Exercise Price.

(k)	The Company covenants to and in favour of the Holder that so long as this Warrant remains outstanding, it will give notice to the Holder of its intention to fix a record date for any event referred to in subsections 12(a), (b) or (c) (other than the subdivision or consolidation of the Common Shares) which may give rise to an adjustment in the Exercise Price, and, in each case, such notice must specify the particulars of such event and the record date or the effective date for such event; provided that the Company is only required to specify in such notice such particulars of such event as have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to each such applicable record date or effective date.

14.	Consolidation and Amalgamation

(a)	The Company shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Company and the successor corporation shall have executed such instruments and done such things as, in the opinion of counsel to the Holder, are necessary or advisable to establish that upon the consummation of such transaction:

(i)	the successor corporation will have assumed all the covenants and obligations of the Company under this Warrant, and

(ii)	the Warrant will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder under this Warrant, mutatis mutandis.

(b)	Whenever the conditions of subsection 14(a) shall have been duly observed and performed the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Company under this Warrant in the name of the Company or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Company may be done and performed with like force and effect by the like directors or officers of the successor corporation.

15.	Representation and Warranty

The Company hereby represents and warrants with and to the Holder that the Company is duly authorized and has the corporate and lawful power and authority to create and issue this Warrant and the Common Shares issuable upon the exercise hereof and perform its obligations hereunder and that this Warrant represents a valid, legal and binding obligation of the Company enforceable in accordance with its terms.

16.	If Share Transfer Books Closed

The Company shall not be required to deliver certificates for Common Shares while the share transfer books of the Company are properly closed, prior to any meeting of shareholders or for the payment of dividends or for any other purpose and in the event of the surrender of any Warrant in accordance with the provisions hereof and the making of any subscription and payment for the Common Shares called for thereby during any such period, delivery of certificates for Common Shares may be postponed for a period of time not exceeding three (3) Business Days after the date of the re-opening of said share transfer books. Provided however that any such postponement of delivery of certificates shall be without prejudice to the right of the Holder, if the Holder has surrendered the same and made payment during such period, to receive such certificates for the Common Shares called for after the share transfer books have been re-opened.

17.	Lost Certificate

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this certificate evidencing the Warrants and, if requested by the Company, upon delivery of a bond of indemnity satisfactory to the Company, acting reasonably (or, in the case of mutilation, upon surrender of this certificate evidencing the Warrants), the Company will issue to the holder a replacement certificate (containing the same terms and conditions as this certificate evidencing the Warrants).

18.	Governing Law

This Warrant shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario. The parties hereto hereby irrevocably attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario.

19.	Severability

If any one or more of the provisions or parts thereof contained in this Warrant should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Warrant in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Warrant in any other jurisdiction.

20.	Headings

The headings of the sections, subsections and clauses of this Warrant have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Warrant.

21.	Numbering of Sections, etc.

Unless otherwise stated, a reference herein to a numbered or lettered section, subsection, clause, subclause or schedule refers to the section, subsection, clause, subclause or schedule bearing that number or letter in this Warrant.

22.	Gender

Whenever used in this Warrant, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

23.	Day not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

24.	Computation of Time Period

Except to the extent otherwise provided herein, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

25.	Binding Effect

This Warrant and all of its provisions shall enure to the benefit of the Holder and the Holder’s heirs, executors, administrators, legal personal representatives, permitted assigns and successors and shall be binding upon the Company and its successors and permitted assigns.

26.	Notice

Any notice, document or communication required or permitted by this Warrant to be given by a party hereto (a “notice”) shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid registered mail, or if transmitted by any form of recorded telecommunication tested prior to transmission, to such party addressed as follows:

(a)	to the Holder, in the register to be maintained pursuant to Section 5 hereof; and

(b)	to the Company at:

885 West Georgia Street, Suite 2000

Vancouver, British Columbia, V6C 3E8

Attention: President

Telecopier: (604) 689-4250

Notice so mailed shall be deemed to have been given on the fifth (5th) Business Day after deposit in a post office or public letter box. Neither party shall mail any notice hereunder during any period in which applicable postal workers are on strike or if such strike is imminent and may reasonably be anticipated to affect the normal delivery of mail, in which case notice shall be delivered personally or transmitted by a form of recorded telecommunication (as stated above), to ensure prompt receipt. Notice transmitted by a form of recorded telecommunication or delivered personally shall be deemed given on the day of transmission or personal delivery, as the case may be, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the first Business Day following such day. Any party may from time to time notify the other in the manner provided herein of any change of address, which thereafter, until change by like notice, shall be the address of such party for all purposes hereof.

27.	Time of Essence

Time shall be of the essence hereof.

IN WITNESS WHEREOF the Company has caused this Warrant certificate to be signed by its duly authorized officer as of this              day of                     , 2012.

DENISON MINES CORP.

Per:
Authorized Signatory

SCHEDULE “A”

SUBSCRIPTION FORM

TO:	Denison Mines Corp.

885 West Georgia Street, Suite 2000

Vancouver, British Columbia, V6C 3E8

The undersigned holder of the within Warrant certificate hereby irrevocably subscribes for                      Common Shares of Denison Mines Corp. (the “Company”) pursuant to the within Warrant certificate at the Exercise Price per share specified in the said Warrant certificate and encloses herewith cash or a certified cheque, money order or bank draft payable to or to the order of the Company in payment of the subscription price therefor. Capitalized terms used herein have the meanings set forth in the within Warrant certificate.

The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

A. ☐	The undersigned holder (a) at the time of exercise of the Warrants is not in the United States; (b) is not a U.S. person and is not exercising the Warrants on behalf of a U.S. person or a person in the United States; and (c) did not execute or deliver this exercise form in the United States; OR

B. ☐	The undersigned holder has delivered to the Company an opinion of counsel of recognized standing or other evidence in form and substance satisfactory to the Company to the effect that the exercise of the Warrants and the issuance of the Common Shares does not require registration under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any applicable state securities laws.

The undersigned holder understands that unless Box A above is checked, the certificate representing the Common Shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from such registration is available. “U.S. person” and “United States” are as defined in Regulation S under the U.S. Securities Act.

DATED this              day of                     , 20        .

NAME

(print):
Signature:
Address:

☐	Please check box if the Common Share certificate(s) are to be delivered at the office where this Warrant certificate is surrendered, failing which the Common Share certificate(s) will be mailed to the subscriber at the address set out above.

If any Warrants represented by this certificate are not being exercised, a new Warrant certificate representing the number of Warrants which are not exercised hereby will be issued and delivered with the Common Share certificate(s).

2

SCHEDULE “B”

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (name)                                                                                                                                                                  (the “Transferee”), of                                                                                                                                                  (residential address)                      Warrants of Denison Mines Corp. (the “Company”) registered in the name of the undersigned on the records of the Company represented by the within Warrant certificate, and irrevocably appoints the Secretary of the Company as the attorney of the undersigned to transfer the said securities on the books or register of transfer, with full power of substitution.

DATED the            day of                    , 20        .

Signature Guaranteed	(Signature of Warrantholder, to be the same as appears on the face of this Warrant Certificate)